EXHIBIT 99.1

Contact:	Damon Elder
(949) 270-9207
delder@ahinvestors.com

Griffin-American Healthcare REIT IV Acquires
Auburn Medical Office Building Near Sacramento

SACRAMENTO, Calif. (June 29, 2016) – American Healthcare Investors and Griffin Capital Corporation, the co-sponsors of Griffin-American Healthcare REIT IV, Inc., announced today that the REIT has acquired Auburn Medical Office Building, an approximately 19,000-square-foot medical office building in the affluent Sacramento suburb of Auburn, California.

Auburn Medical Office Building is 100 percent leased to The Regents of the University of California for the benefit of UC Davis Medical Group, a member of the UC Davis Health System, which has occupied the building since its construction in 1997. Strategically located within a block of the 72-bed Sutter Auburn Faith Hospital, a number of healthcare services are provided in the building, including primary care and specialty services such as pediatrics, cardiology, orthopaedics, obstetrics and gynecology, imaging and laboratory procedures.

“Auburn Medical Office Building is an ideal acquisition for Griffin-American Healthcare REIT IV,” said Danny Prosky, a principal of American Healthcare Investors and president and chief operating officer of Griffin-American Healthcare REIT IV. “It is 100 percent leased to an exceptional tenant that has been in occupancy for nearly 20 years and enjoys an institutional grade credit rating of Aa2 from Moody’s Investor Services. Additionally, it is located in close proximity to a significant acute care hospital and plays an important role in the regional healthcare delivery system.”

Auburn Medical Office Building was acquired from Kargan Holdings, LLC, an unaffiliated third party represented by Newmark Grubb Knight Franks’ Dana Hamric, Todd Perman, Garth Hogan and Joey Dillard. Griffin-American Healthcare REIT IV was represented by Jeff Traynor of Newmark Cornish & Carey and financed the acquisition using cash on hand.

About American Healthcare Investors, LLC
American Healthcare Investors is an investment management firm that specializes in the acquisition and management of healthcare-related real estate. One of the world's largest managers of healthcare real estate, the company oversees a 29 million-square-foot portfolio valued at approximately $8 billion, based on aggregate purchase price, on behalf of multiple investment programs that include thousands of individual and institutional investors. As of March 31, 2016, this international portfolio includes approximately 600 buildings comprised of medical office buildings, hospitals, senior housing, skilled nursing facilities and integrated senior health campuses located throughout the United States and the United Kingdom. The company and its principals have completed approximately $25 billion in aggregate acquisition and disposition transactions, approximately $15 billion of which have been healthcare-related. American Healthcare Investors is committed to providing investors with access to the potential benefits that healthcare-related real estate ownership can provide. For more information regarding American Healthcare Investors, please visit www.AmericanHealthcareInvestors.com.

About Griffin-American Healthcare REIT IV, Inc.
Griffin-American Healthcare REIT IV, Inc. intends to elect to be taxed as a real estate investment trust for federal income tax purposes beginning with its taxable year ending December 31, 2016, and it intends to continue to be taxed as a REIT. Griffin-American Healthcare REIT IV intends to build a balanced and diversified portfolio of healthcare real estate assets, focusing primarily on medical office buildings, hospitals, skilled nursing facilities, senior housing and other healthcare-related facilities. The REIT is co-sponsored by American Healthcare Investors and Griffin Capital Corporation. For more information regarding Griffin-American Healthcare REIT IV, please visit www.HealthcareREIT4.com.

About Griffin Capital Corporation
Griffin Capital Corporation ("Griffin Capital") is a privately-held, Los Angeles headquartered investment and asset management company with a 21-year track record sponsoring real estate investment vehicles and managing institutional capital. Led by senior executives with more than two decades of real estate experience who have collectively closed transactions representing over $22.0 billion in value, Griffin Capital and its affiliates have acquired or constructed approximately 53 million square feet of space since 1995. Griffin Capital and its affiliates own, manage, sponsor and/or co-sponsor a portfolio consisting of approximately 36 million square feet of space, located in 29 states and the United Kingdom, representing approximately $6.3* billion in asset value, based on purchase price, as of March 1, 2016.

*Includes the property information related to interests held in certain joint ventures.

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This release contains certain forward-looking statements, including statements with respect to the significance of the acquisition of Auburn Medical Office Building to the company’s portfolio. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the uncertainties relating to the medical needs and local economy of Auburn, California; the strength and financial condition of Auburn Medical Office Building and its tenant; the uncertainties relating to changes in general economic and real estate conditions; the uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of Griffin-American Healthcare REIT IV’s real estate investment strategy; and other risk factors as detailed from time to time in Griffin-American Healthcare REIT IV’s periodic reports, as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.